---------------------------
                                                             OMB APPROVAL
                                                    ---------------------------
                                                    OMB Number:        3235-0145
                                                    Expires:   December 31, 2005
                                                    Estimated   average   burden
                                                    hours per response........11
                                                    ---------------------------






                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                             United Stationers Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    913004107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  June 13, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 2 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 3 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                               Page 4 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 5 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 6 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   34,800
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    34,800
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            34,800
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================




                               Page 7 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   507,780
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    507,780
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            507,780
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 8 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   435,780
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    435,780
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            435,780
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 9 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   47,970
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    47,970
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            47,970
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                              Page 10 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   50,110
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    50,110
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            50,110
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                              Page 11 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   20,310
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    20,310
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            20,310
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                              Page 12 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   397,910
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    397,910
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            397,910
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================




                              Page 13 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   953,840
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    953,840
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            953,840
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================




                              Page 14 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   1,494,660
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    1,494,660
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            1,494,660
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================



                              Page 15 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 16 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 17 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 18 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 19 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 20 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================




                              Page 21 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 22 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 23 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 24 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 25 of 41 Pages

                                       13D
===================
CUSIP No. 913004107
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [   ]
                                                               (b) [ X ]**
    2
                   ** The reporting persons making this filing hold an aggregate of 2,448,500 Shares, which is 7.8% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [   ]

------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,448,500
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,448,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,448,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.8%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 26 of 41 Pages

         This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on May 25, 2006 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented by the following:

         The net investment cost (including commissions) for the Shares acquired by each of the Funds and the Managed Accounts since the filing of the prior
Schedule 13D is set forth below:

        Entity                Shares Acquired           Approximate Net
        ------                ---------------           ---------------
                                                        Investment Cost
                                                        ---------------
        Noonday Fund                   8,300                   $380,217
        FCP                           87,300                 $3,997,697
        FCIP                          63,500                 $2,908,633
        FCIP II                        5,200                   $237,787
        FCIP III                       3,500                   $160,156
        Tinicum                        3,400                   $155,628
        FCOI II                       91,500                 $4,191,407
        Managed Accounts              285,800               $13,089,322


         The consideration for such acquisitions was obtained as follows: (i) with respect to the Noonday Fund, FCP, Tinicum and FCOI II, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP, Tinicum and FCOI II at Goldman, Sachs & Co.; (ii) with respect to FCIP, FCIP II and FCIP III, from working capital; and (iii) with respect to the Managed Accounts, from the working capital of the Managed Accounts and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. The Noonday Fund, FCP, Tinicum, FCOI II and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 31,585,306 Shares outstanding as of May 1, 2006 as reported by the Company in its Quarterly Report on Form 10-Q



                              Page 27 of 41 Pages
                           for the period ended March 31, 2006 filed with the Securities and Exchange Commission on May 8, 2006.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Funds in the past 60 days are set forth on Schedules A-G hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (b)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.



                              Page 28 of 41 Pages

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Management Company on behalf of the Managed Accounts in the past 60 days are set forth on Schedule H hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.


                              Page 29 of 41 Pages

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         The Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly



                              Page 30 of 41 Pages
by the Managed Accounts. The First Noonday Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Shares owned by the Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.



                              Page 31 of 41 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June 22, 2006

                     /s/ Monica R. Landry
                     ----------------------------------------
                     NOONDAY G.P. (U.S.), L.L.C.
                     By Monica R. Landry, Attorney-in-fact

                     /s/ Monica R. Landry
                     ----------------------------------------
                     NOONDAY CAPITAL, L.L.C.,
                     On its own behalf
                     and as the General Partner of
                     NOONDAY ASSET MANAGEMENT, L.P.
                     By Monica R. Landry, Attorney-in-fact

                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON PARTNERS, L.L.C.,
                     On its own behalf,
                     as the General Partner of
                     FARALLON CAPITAL PARTNERS, L.P.,
                     FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
                     FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                     and as the Managing Member of
                     NOONDAY CAPITAL PARTNERS, L.L.C.
                     By Monica R. Landry, Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     FARALLON CAPITAL MANAGEMENT, L.L.C.
                     By Monica R. Landry, Managing Member

                     /s/ Monica R. Landry
                     ----------------------------------------
                     Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Saurabh K. Mittal, Jason E. Moment, Rajiv A. Patel,
                     Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly




                              Page 32 of 41 Pages

         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Landry to sign and file this Schedule 13D on its or his behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference.




                              Page 33 of 41 Pages

                                   SCHEDULE A
                                   ----------

                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------

                                  NO. OF SHARES                      PRICE
      TRADE DATE                   PURCHASED                     PER SHARE ($)
      ----------                   ---------                     -------------

      6/5/2006                        800                            46.88
      6/5/2006                        200                            46.98
      6/5/2006                        500                            47.00
      6/7/2006                      1,700                            45.97
      6/8/2006                      1,200                            45.18
      6/9/2006                        400                            45.28
     6/12/2006                        800                            45.15
     6/13/2006                      1,100                            44.83
     6/14/2006                        200                            44.98
     6/19/2006                        600                            46.48
     6/20/2006                        800                            46.28




                              Page 34 of 41 Pages

                                   SCHEDULE B
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                                  NO. OF SHARES                      PRICE
      TRADE DATE                   PURCHASED                     PER SHARE ($)
      ----------                   ---------                     -------------

      6/5/2006                      2,300                            46.98
      6/5/2006                      7,800                            46.88
      6/5/2006                      5,400                            47.00
      6/7/2006                     17,300                            45.97
      6/8/2006                     13,000                            45.18
      6/9/2006                      3,800                            45.28
     6/12/2006                      8,700                            45.15
     6/13/2006                     11,900                            44.83
     6/14/2006                      2,600                            44.98
     6/15/2006                        400                            46.10
     6/16/2006                        500                            46.34
     6/19/2006                      6,300                            46.48
     6/20/2006                      7,300                            46.28





                              Page 35 of 41 Pages

                                   SCHEDULE C
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                                  NO. OF SHARES                      PRICE
      TRADE DATE                   PURCHASED                     PER SHARE ($)
      ----------                   ---------                     -------------

      6/5/2006                      4,200                            47.00
      6/5/2006                      6,000                            46.88
      6/5/2006                      1,800                            46.98
      6/7/2006                     12,900                            45.97
      6/8/2006                      9,400                            45.18
      6/9/2006                      2,900                            45.28
     6/12/2006                      6,300                            45.15
     6/13/2006                      8,300                            44.83
     6/14/2006                      1,900                            44.98
     6/15/2006                        300                            46.10
     6/16/2006                        300                            46.34
     6/19/2006                      4,400                            46.48
     6/20/2006                      4,800                            46.28






                              Page 36 of 41 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                                  NO. OF SHARES                      PRICE
      TRADE DATE                   PURCHASED                     PER SHARE ($)
      ----------                   ---------                     -------------

      6/5/2006                        100                            46.98
      6/5/2006                        300                            47.00
      6/5/2006                        400                            46.88
      6/7/2006                      1,100                            45.97
      6/8/2006                        800                            45.18
      6/9/2006                        300                            45.28
     6/12/2006                        600                            45.15
     6/13/2006                        700                            44.83
     6/14/2006                        200                            44.98
     6/19/2006                        400                            46.48
     6/20/2006                        300                            46.28






                              Page 37 of 41 Pages

                                   SCHEDULE E
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                                  NO. OF SHARES                      PRICE
      TRADE DATE                   PURCHASED                     PER SHARE ($)
      ----------                   ---------                     -------------

      6/5/2006                        300                            46.88
      6/5/2006                        100                            46.98
      6/5/2006                        200                            47.00
      6/7/2006                        600                            45.97
      6/8/2006                        400                            45.18
      6/9/2006                        200                            45.28
     6/12/2006                        400                            45.15
     6/13/2006                        600                            44.83
     6/14/2006                        100                            44.98
     6/19/2006                        300                            46.48
     6/20/2006                        300                            46.28







                              Page 38 of 41 Pages

                                   SCHEDULE F
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                                  NO. OF SHARES                      PRICE
      TRADE DATE                   PURCHASED                     PER SHARE ($)
      ----------                   ---------                     -------------

      6/5/2006                        200                            47.00
      6/5/2006                        100                            46.98
      6/5/2006                        300                            46.88
      6/7/2006                        600                            45.97
      6/8/2006                        400                            45.18
      6/9/2006                        100                            45.28
     6/12/2006                        400                            45.15
     6/13/2006                        600                            44.83
     6/14/2006                        100                            44.98
     6/19/2006                        300                            46.48
     6/20/2006                        300                            46.28





                              Page 39 of 41 Pages

                                   SCHEDULE G
                                   ----------

                  FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
                  --------------------------------------------

                                  NO. OF SHARES                      PRICE
      TRADE DATE                   PURCHASED                     PER SHARE ($)
      ----------                   ---------                     -------------

      6/5/2006                      6,000                            47.00
      6/5/2006                      8,500                            46.88
      6/5/2006                      2,600                            46.98
      6/7/2006                     18,400                            45.97
      6/8/2006                     13,400                            45.18
      6/9/2006                      4,100                            45.28
     6/12/2006                      8,900                            45.15
     6/13/2006                     12,100                            44.83
     6/14/2006                      2,700                            44.98
     6/15/2006                        500                            46.10
     6/16/2006                        500                            46.34
     6/19/2006                      6,400                            46.48
     6/20/2006                      7,400                            46.28








                              Page 40 of 41 Pages

                                   SCHEDULE H
                                   ----------

                       FARALLON CAPITAL MANAGEMENT, L.L.C.
                       -----------------------------------

                               NO. OF SHARES                      PRICE
      TRADE DATE                PURCHASED                     PER SHARE ($)
      ----------                ---------                     -------------

      6/5/2006                      6,900                            46.98
      6/5/2006                     23,000                            46.88
      6/5/2006                     16,200                            47.00
      6/7/2006                     51,100                            45.97
      6/8/2006                     36,800                            45.18
      6/9/2006                     11,800                            45.28
     6/12/2006                     25,900                            45.15
     6/13/2006                     33,800                            44.83
     6/14/2006                      7,800                            44.98
     6/15/2006                      1,400                            46.10
     6/16/2006                      1,500                            46.34
     6/19/2006                     17,900                            46.48
     6/20/2006                     20,400                            46.28
     6/21/2006                        300                            46.03

      6/5/2006                      2,900                            46.88
      6/5/2006                      2,000                            47.00
      6/5/2006                        900                            46.98
      6/7/2006                      6,300                            45.97
      6/8/2006                      4,600                            45.18
      6/9/2006                      1,400                            45.28
     6/12/2006                      3,000                            45.15
     6/13/2006                      4,000                            44.83
     6/14/2006                        900                            44.98
     6/15/2006                        200                            46.10
     6/16/2006                        200                            46.34
     6/19/2006                      2,200                            46.48
     6/20/2006                      2,400                            46.28



                              Page 41 of 41 Pages